Exhibit 99.1

QUICKSILVER RESOURCES ANNOUNCES CLOSING OF BARNETT TRANSACTION AND AMENDMENT TO THE COMBINED CREDIT AGREEMENTS

FORT WORTH, TEXAS (May 1, 2013) - Quicksilver Resources Inc. (NYSE: KWK) today announced the closing of the previously announced Barnett sale to TG Barnett Resources LP, a wholly-owned U.S. subsidiary of Tokyo Gas Co., Ltd., and the closing of an amendment to its credit facility.

“We welcome Tokyo Gas as a partner in our Barnett Shale project. Together, we anticipate efficiently developing natural gas volumes over many years. This sale is also an important step in realizing value for that asset base,” said Quicksilver CEO Glenn Darden. “In addition, our newly amended credit facility has created significant financial flexibility to execute our refinancing plan, as we bring value to our Horn River and other projects.”

Barnett Sale

On April 30, 2013, Quicksilver received net proceeds of $463 million for the sale of 25% of its Barnett assets to TG Barnett Resources LP (“TG”).

The effective date of the transaction is September 1, 2012. TG’s ratable share of production, operating expenses, and capital spending from the effective date to the closing date, as well as other customary adjustments at closing, amounted to approximately $22 million, which was included in the adjustment to the previously announced $485 million purchase price. Quicksilver’s first-quarter 2013 results will not include the impact of this transaction as the conveyance to TG was reflected on the date proceeds were received, in accordance with accounting rules.

Credit Facility Amendment

The company also closed an amendment to its Combined Credit Agreements on April 30, 2013, resulting in, among other things, a decreased borrowing base, relaxed financial covenants, and additional flexibility to support the company’s efforts to reduce leverage. The global borrowing base was redetermined at $350 million, which includes the effects of the TG transaction.

The amendment permits the issuance of second-lien financing to repay a portion of outstanding senior notes. It also allows for repayment of senior notes and senior subordinated notes with the proceeds from asset sales and second-lien issuance if the borrowing base is less than 75% utilized. Previously, the company was restricted from repaying bonds with asset sale proceeds until utilization was less than 25% and certain other conditions were met.

Further, the company has the ability to retain cash from the Barnett sale and is only required to reduce the balance outstanding under the credit facility to the extent that utilization exceeds the newly redetermined global borrowing base.

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The minimum interest coverage ratio was also amended to provide additional flexibility. The ratio was relaxed to 1.25x through the end of 2013, and it is scheduled to further decline in stages to 1.1x by the third quarter of 2014, where it will remain through the first quarter of 2015. The ratio will then increase in stages to 2.0x by the second quarter of 2016, which is the last test period prior to the facility’s scheduled maturity.

Additionally, the maximum senior secured debt leverage ratio was reduced to 2.0 and was amended to include only first lien debt, and the applicable margin was increased by 75 basis points for each type of loan and issued letters of credit.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is an independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including gas from shales and coal beds in North America. Quicksilver's Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

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Investor & Media Contact:
David Erdman
(817) 665-4023

KWK 13-09

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